Exhibit 23.2

Report of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Crestwood Equity Partners LP for the registration of its common units representing limited partner interests and to the incorporation by reference therein of our report dated August 22, 2022, with respect to the consolidated financial statements of Crestwood Permian Basin Holdings LLC, included in Crestwood Equity Partners LP’s Current Report on Form 8-K/A dated September 2, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
April 4, 2023